Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE CORPORATION

TO A DELAWARE LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 18-214 OF THE

DELAWARE LIMITED LIABILITY COMPANY ACT

1.	The jurisdiction where the Corporation first formed is Delaware.

2.	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.	The date of filing of the Corporation’s original Certificate of Incorporation with the Delaware Secretary of State is December 20, 1994.

4.	The name of the Corporation immediately prior to filing this Certificate is Speedway Motorsports, Inc.

5.	The name of the limited liability company as set forth in the Certificate of Formation is Speedway Motorsports, LLC.

6.	This Certificate of Conversion shall be effective as of 12:01 a.m. on September 18, 2019.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be signed by an authorized officer this 17th day of September, 2019.

SPEEDWAY MOTORSPORTS, INC. By: /s/ William R. Brooks Name: William R. Brooks Title: Vice Chairman, Chief Financial Officer and Treasurer and Authorized Person